FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Fourth Quarter 2011 Results

(January 18, 2012) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2011 of $1,868,000, a $250,000, or 15.5% increase, over the fourth quarter of 2010. Net income for the year ended December 31, 2011, was $7,148,000, an $803,000, or 12.7% increase, over the same period in 2010. Earnings per share for the fourth quarter of 2011 were $0.65 compared to $0.57 for the same period in 2010. Year-to-date earnings per share were $2.50 in 2011 compared to $2.23 in 2010.

The Corporation’s core earnings or net interest income (NII) of $22,987,000 for the year ended December 31, 2011, represents an increase of $780,000, or 3.5%, over the same period last year. The improvement in NII was primarily generated by a $1,988,000 decline in deposit costs, a 27.6% reduction, and $313,000 of savings on borrowing costs, a 9.4% reduction. Rate decreases throughout the past two years have enabled the Corporation to continue to reduce its cost of funds. While rate decreases have slowed down in 2011, savings continue to be achieved on longer-term certificates of deposit and borrowings that are repricing. Conversely, lower interest rates decreased total interest income by $1,521,000, or 4.6%, for the year ended December 31, 2011, compared to the prior year, due to reduced interest income on the Corporation’s securities and loans, which declined $552,000, or 5.5%, and $986,000, or 4.4%, respectively. The majority of security reinvestment has been occurring at lower rates due to the historically low interest rate environment and loan growth continues to be a challenge, resulting in lower balances at lower rates.

The provision for loan losses was $225,000 and $1,575,000 for the three months and year ended December 31, 2011, a decrease of $225,000, or 50.0%, and $225,000, or 12.5%, from the same periods in 2010. The provision expense was increased significantly in the fourth quarter of 2009 to compensate for higher commercial loan charge-offs and had remained at this increased level throughout 2010 and through the third quarter of 2011. During the fourth quarter of 2011, the Corporation had lower balances of classified loans and continued low levels of delinquent and non-performing loans. Additionally, improvement was made in the allowance for loan losses as a percentage of total loans, increasing from 1.72% as of December 31, 2010, to 2.06% as of December 31, 2011, contributing to the reduced provision expense in the fourth quarter of 2011.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $3,000, or 0.2%, and decreased $288,000, or 5.1%, for the three months and year ended December 31, 2011, compared to the same periods in 2010. The annual decrease was primarily a result of a decline in service fees of $297,000, or 14.3%, for the year ended December 31, 2011, compared to 2010. The majority of this decline was due to lower overdraft fees resulting from new regulatory changes that became effective in the third quarter of 2010. Non-interest income was also impacted for the year ended December 31, 2011, due to the May 2011 sale of the Corporation’s student loan portfolio at a $263,000 loss, with no corresponding loss in 2010.

4

ENB FINANCIAL CORP

The Corporation’s gains from the sale of securities increased by $217,000, or 91.6%, and $528,000, or 54.3%, for the three months and year ended December 31, 2011, compared to the same periods in 2010. Due to favorable market conditions, the Corporation was able to generate significant gains on the sale of a number of securities throughout the year ended December 31, 2011.

Total operating expenses increased $123,000, or 2.4%, and $103,000, or 0.5%, for the three months and year ended December 31, 2011, compared to the same periods in 2010. Salary and benefit expenses, which represent the largest portion of operating expenses, increased by $248,000, or 9.2%, and $667,000, or 6.2%, for the three months and year ended December 31, 2011, compared to the same periods in 2010. Several new positions were added in 2011 in addition to the normal merit raises causing the increase. The increases in salary and benefit costs were primarily offset by net reductions in FDIC insurance assessments and other operating expenses. FDIC insurance expenses decreased by $110,000, or 62.1%, and $189,000, or 27.4%, for the three months and year ended December 31, 2011, compared to the same periods in 2010. In 2011, the assessment base was changed from deposit liabilities to total assets less tangible equity. This change resulted in significant savings for the Corporation. For both the three-month and year-to-date periods ended December 31, 2011, decreases in marketing expenses, outside services, ATM service fees, and other real estate owned expenses exceeded increases in software expenses and directors fees, which resulted in a net decrease in other operating expenses for both time periods.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2011 were 0.97% and 9.18% respectively, compared with 0.85% and 8.39% for the fourth quarter of 2010. For the year ended December 31, 2011, the Corporation’s annualized ROA was 0.95% compared to 0.85% in 2010, while the ROE was 9.22% compared to 8.62% for the same period in 2010.

As of December 31, 2011, the Corporation had total assets of $764.2 million, up 2.2%; total stockholder’s equity of $82.5 million, up 11.1%; total deposits of $605.7 million, up 1.7%; and total loans of $412.6 million, down 0.6%, from the balances as of December 31, 2010.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

5